Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Initiates a Phase II Clinical Trial with MN-001 in Interstitial Cystitis

SAN DIEGO, Calif. – May 24, 2005 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced the enrollment of patients in a Phase II clinical study with MN-001 for the treatment of interstitial cystitis, a chronic, inflammatory disorder of the urinary bladder characterized by variable degrees of urinary urgency, frequency and bladder pain. MN-001 is an orally administered drug with a novel mechanism of action that includes leukotriene receptor antagonism and inhibition of phosphodiesterases III and IV, 5-lipoxygenase, as well as thromboxane A2.

Under a licensing agreement with Kyorin Pharmaceutical Co. Ltd. of Tokyo, Japan, MediciNova obtained exclusive worldwide rights, except for Japan, China, Taiwan and South Korea, to develop and commercialize MN-001. MediciNova is also conducting a Phase II clinical study with MN-001 for the treatment of asthma.

“According to the National Institute of Diabetes and Digestive and Kidney Disorders, Interstitial Cystitis affects approximately 700,000 patients in the United States and over 200,000 patients in Europe,” commented Takashi Kiyoizumi, President and CEO of MediciNova. “We are beginning a Phase II study of MN-001 in the hope that it will provide another safe and effective treatment for patients diagnosed with interstitial cystitis.”

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the risk factors detailed in MediciNova’s Securities and Exchange Commission filings.